Exhibit 23.8
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     LaRoche Petroleum Consultants, Ltd. consents to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of information contained in our reports, as of December 31, 2005, setting forth the estimates of revenues from the natural gas and crude oil reserves owned by Quicksilver Resources Inc. appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2005. We further consent to the reference to us under the heading “Reserve Engineers” in the Prospectus, which is part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3.

LaROCHE PETROLEUM CONSULTANTS, LTD.
By:	/s/ Joe A. Young
Joe A. Young
Senior Partner

Dallas, Texas
March 2, 2006